SECURITIES  AND  EXCHANGE  COMMISSION
                         WASHINGTON,  D.C.    20549


                                FORM  8-K


                            CURRENT  REPORT
                PURSUANT  TO  SECTION  13  OR  15(D)  OF  THE
                     SECURITIES  EXCHANGE  ACT  OF  1934



     Date  of  Report  (Date  of  Earliest  Event  Reported):
     AUGUST  10,  1998




     FACTUAL  DATA  CORP.
     (Exact  name  of  registrant  as  specified  in  its  charter)



     COLORADO                           0-24205            84-1449911
(State  of  Incorporation)     (Commission File No.)  (I.R.S. Employer
                                                     Identification  No.)


     5200  HAHNS  PEAK  DRIVE
     LOVELAND,  COLORADO  80538
     (Address  of  principal  executive  offices)



     (970)  663-5700
     (Registrant's  telephone  number,  including  area  code)

ITEM  2.          ACQUISITION  OR  DISPOSITION  OF  ASSETS

     On August 10, 1998, Factual Data Corporation (the "Company") closed its acquisition of the assets of FD Northwest, Inc. ("FD Northwest") pursuant to an Asset Purchase Agreement (the "Agreement") executed on August 10, 1998 and effective July 31, 1998. The Company and its franchisees and licensees provide information services, including mortgage credit reports, to mortgage and consumer lenders, employment screening services ("EMPfacts") and credit and tenant screening services ("QUICKpeek Tenant"). FD Northwest was a franchisee of the Company located in the Seattle, Washington area.

     Pursuant to the Agreement, the Company acquired the fixed assets, contract rights, intellectual property rights to trade names and computer software, personnel files, books and records, deposits, prepaid assets and the goodwill of FD Northwest in exchange for $216,645 cash paid at closing and a non-interest bearing promissory note in the principal amount of $216,645 payable in twenty-four equal monthly installments commencing September 1, 1998. The note is secured by a lien on all of the assets purchased pursuant to the Agreement. The Company also assumed the lease obligations on the FD Northwest facility and intends to continue operations of FD Northwest at such facility.

     In connection with the purchase, the Company entered into an employment agreement with James K. de Moye, the sole shareholder of FD Northwest. The employment agreement commenced August 1, 1998 and is effective for a three year term, subject to automatic one year extensions. Mr. de Moye will serve as Vice President/Northwest Division. Mr. de Moye also entered into a non-competition agreement which is for the term of his employment agreement plus one year.


ITEM  7.          FINANCIAL  STATEMENTS  AND  EXHIBITS

     (a) It is impracticable to provide the required financial statements relative to FD Northwest at this time. In accordance with Item 7(a)(1), the Registrant will file the required financial statements as an amendment to this Form 8-K as soon as practicable, but not later than 60 days after this report on Form 8-K must be filed.

     (b) It is impracticable to provide the required pro forma financial information relative to FD Northwest and the Registrant at this time. In accordance with Item 7(b)(2), the Registrant will file the required financial statements as an amendment to this Form 8-K as soon as practicable, but not later than 60 days after this report on Form 8-K must be filed.


(c)          Exhibits

2.1 Asset Purchase Agreement between Factual Data Corp. and FD Northwest, Inc. dated as of July 31, 1998.

     SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

     FACTUAL  DATA  CORPORATION


Date:  August  25,  1998                            By:   /s/ Jerald H. Donnan
                                                        ----------------------
      Jerald  H.  Donnan,
      Chief  Executive  Officer